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EXHIBIT 99.1

Specialty Laboratories Announces Action
by the Centers for Medicare and Medicaid Services

SANTA MONICA, Calif., Apr 15, 2002—Specialty Laboratories, Inc. (NYSE: SP) (Specialty) today announced action taken by the federal Centers for Medicare and Medicaid Services (CMS) as the result of alleged non-compliance by Specialty with requirements of the federal Clinical Laboratory Improvements Act of 1988 (CLIA-88), including, subject to appeal, revocation of Specialty's CLIA-88 certificate and termination of its right to payment under the Medicare and Medicaid programs.

As previously announced, in June and October 2001 Specialty underwent inspections by the California Department of Health Services (CDHS) representing the State of California and acting as agent of CMS under CLIA-88. As a result, Specialty was cited by CDHS with 20 deficiencies under California law and CLIA-88. A separate statement indicating 12 overlapping deficiencies under CLIA-88 was issued by CMS in February 2002 based upon the same inspections. CDHS and CMS indicated that if Specialty failed to correct a total of six of the deficiencies, relating primarily to personnel licensing and the enforcement of regulatory requirements, Specialty would face monetary and other penalties, up to and including revocation of its CLIA-88 license.

Specialty submitted a response and corrective action plan to CDHS in December 2001 in response to the CDHS statement of deficiencies. A more detailed response and corrective action plan was submitted to CMS in February 2002 in response to the CMS statement of deficiencies. By letter dated February 28, 2002, CDHS determined that Specialty's December 2001 submission did not constitute a credible allegation of compliance. As reported by Specialty on April 11, the State of California has notified Specialty of its intent to impose a directed plan of correction, random onsite monitoring and a fine, but not revocation of Specialty's license. Specialty has until April 26, 2002 to appeal or accept this determination.

Separately, by letter dated April 12, 2002 and based upon the conclusions of CDHS, CMS has determined that Specialty's February 2002 response does not constitute a credible allegation of compliance. CMS' principal allegations are the same as those of CDHS: that testing is performed and supervised by persons not properly licensed to do so under California law and that there is not sufficient monitoring to ensure that this will not continue in the future. As a result, CMS has taken action consisting of revoking Specialty's CLIA certificate, canceling its approval to receive Medicare and Medicaid payments, imposing a civil money penalty of $3,000 per day for each day of non-compliance and imposing a directed plan of correction by which CMS may notify Specialty's customers of its non-compliance and the nature and effective date of any sanctions imposed.

Specialty has the right to appeal the above CMS action and intends to do so. Specialty will also make additional efforts to convince CMS to rescind its action or settle its claims. The revocation of Specialty's CLIA certificate is effective April 22, 2002, but will be stayed for the full duration of Specialty's administrative appeal, and the revocation will not become effective if Specialty is successful in this appeal. If the revocation is upheld, Specialty will have to cease performing laboratory testing.

The termination of Medicare and Medicaid payments is effective for services performed by Specialty on and after February 22, 2002. Specialty believes that this sanction will not affect testing for Medicare and Medicaid patients for whom it bills its hospital and other clients, but will instead apply only to testing for which Specialty bills the Medicare and Medicaid programs directly. Specialty estimates that the affected Medicare and Medicaid testing currently represents less than 6% of its revenue. Specialty plans to continue to perform testing on behalf of Medicare and Medicaid patients during its appeal of the CMS action. If successful in its appeal, Specialty will receive reimbursement retroactively to the February 22 effective date of the payment sanction.

The civil money penalty of $3,000 per day applies to each day of non-compliance on or after February 22, 2002. This penalty will not be collected if Specialty is successful in its appeal.

Specialty believes that it has at all times provided the highest quality clinical diagnostic testing services. Specialty continues to actively implement its plan of correction and believes that it is now in compliance with all applicable regulations. Specialty believes that its efforts since the survey date will be taken into consideration in the appeals process.

About Specialty

Specialty Laboratories, a leading research-driven clinical reference laboratory serving the hospital, laboratory and physician specialist community, offers a broad menu of more than 3,200 specialized tests. Specialty complements its clinical testing services and national distribution channel with distinguished R&D capabilities. Through internal research programs and partnerships with discovery companies, Specialty focuses on the development of new and enhanced tests that provide excellent clinical value for reliable and cost-effective patient assessment. In addition, Specialty's commitment to innovative information technology applications and the electronic reporting of clinical data has made it a leader in serving the needs of hospitals and physician specialists. Today, Specialty is recognized as the largest single source of specialized testing in the United States. Specialty's web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the possible success of Specialty's appeal of the actions taken by CMS, and its efforts to convince CMS to rescind its action or settle its claims. There can be no assurance that Specialty will be able to win its appeal of the actions taken by CMS, that the revocation of its CLIA license will be reversed, that it will be successful in becoming eligible for Medicare and Medicaid payments, or that the civil money penalty imposed by CMS will not be collected. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our Registration Statement on Form S-1 declared effective on December 8, 2000 and our periodic filings on Forms 10-K, 10-Q and 8-K. Specialtyundertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Greg Mann
Specialty Laboratories
gmann@specialtylabs.com
310-586-7261

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  EXHIBIT 99.1
Specialty Laboratories Announces Action by the Centers for Medicare and Medicaid Services